Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2024 RESULTS

•First quarter net income attributable to Rayonier of $1.4 million ($0.01 per share) on revenues of $168.1 million
•First quarter pro forma net income of $7.0 million ($0.05 per share)
•First quarter operating income of $16.2 million and Adjusted EBITDA of $56.2 million
•First quarter cash provided by operations of $52.3 million and cash available for distribution (CAD) of $36.8 million
WILDLIGHT, FL — May 1, 2024 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $1.4 million, or $0.01 per share, on revenues of $168.1 million. This compares to net income attributable to Rayonier of $8.3 million, or $0.06 per share, on revenues of $179.1 million in the prior year quarter.
The first quarter results included $1.3 million of net costs associated with legal settlements1 and a $4.5 million pension settlement charge, net of tax.2 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests,3 first quarter pro forma net income4 was $7.0 million, or $0.05 per share. This compares to pro forma net income4 of $1.1 million, or $0.01 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2024		March 31, 2023
	$	EPS	$	EPS

Revenues	$168.1		$179.1

Net income attributable to Rayonier	$1.4	$0.01	$8.3	$0.06
Net cost (recovery) on legal settlements[1]	1.3	0.01	(9.1)	(0.06)
Pension settlement charge, net of tax[2]	4.5	0.03	—	—
Timber write-offs resulting from casualty events[5]	—	—	2.3	0.02
Pro forma net income adjustments attributable to noncontrolling interests[3]	(0.1)	—	(0.4)	(0.01)
Pro forma net income[4]	$7.0	$0.05	$1.1	$0.01

First quarter operating income was $16.2 million versus $10.6 million in the prior year period, which included $2.3 million of timber write-offs resulting from a casualty event. Excluding this item, prior year first quarter pro forma operating income4 was $12.9 million. First quarter Adjusted EBITDA4 was $56.2 million versus $54.7 million in the prior year period.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss),4 and Adjusted EBITDA4 for the current quarter and comparable prior year period:

	Three Months Ended March 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[4]		Adjusted EBITDA[4]
(millions of dollars)	2024	2023	2024	2023	2024	2023
Southern Timber	$23.0	$22.2	$23.0	$22.2	$44.8	$42.8
Pacific Northwest Timber	(4.4)	(3.5)	(4.4)	(3.5)	4.7	7.1
New Zealand Timber	7.4	(0.7)	7.4	1.6	11.4	6.1
Real Estate	(0.1)	0.9	(0.1)	0.9	4.6	6.6
Trading	—	0.3	—	0.3	—	0.3
Corporate and Other	(9.8)	(8.6)	(9.8)	(8.6)	(9.3)	(8.2)
Total	$16.2	$10.6	$16.2	$12.9	$56.2	$54.7

Cash provided by operating activities was $52.3 million versus $64.0 million in the prior year period. Cash available for distribution (CAD)4 was $36.8 million, which increased $6.4 million versus the prior year period due to lower cash interest paid (net) ($4.7 million), higher Adjusted EBITDA4 ($1.5 million), and lower cash taxes paid ($0.4 million), partially offset by higher capital expenditures ($0.1 million).
“Overall, we delivered modestly improved first quarter results relative to the prior year quarter, which were in-line with our expectations at the start of the year,” said Mark McHugh, President and CEO. “We achieved total Adjusted EBITDA of $56.2 million, representing a 3% increase versus the prior year period, as stronger results from our Southern Timber and New Zealand Timber segments more than offset lower results in our Pacific Northwest Timber and Real Estate segments.”
“In our Southern Timber segment, Adjusted EBITDA increased 5% versus the prior year quarter, as a 6% increase in harvest volumes was partially offset by a 4% decrease in weighted-average net stumpage realizations. In our Pacific Northwest Timber segment, Adjusted EBITDA declined 34% versus the prior year quarter, driven by a 17% decrease in harvest volumes and an 11% decrease in weighted-average delivered log prices. In our New Zealand Timber segment, Adjusted EBITDA improved 88% versus the prior year quarter, as higher carbon credit sales and favorable foreign exchange impacts were partially offset by 4% lower export sawtimber prices.”
“In our Real Estate segment, Adjusted EBITDA was $2.0 million below the prior year quarter, as transaction activity was relatively limited to start the year, consistent with our prior guidance.”
Southern Timber
First quarter sales of $70.0 million decreased $1.9 million, or 3%, versus the prior year period. Harvest volumes increased 6% to 2.01 million tons versus 1.89 million tons in the prior year period, as we benefited from weather-related constraints on competing supply. Average pine sawtimber stumpage realizations decreased 3% to $30.62 per ton versus $31.57 per ton in the prior year period, primarily due to a less favorable geographic mix. Average pine pulpwood stumpage realizations decreased 2% to $16.89 per ton versus $17.32 per ton in the prior year period, which was also primarily driven by an unfavorable geographic mix. Overall, weighted-average net stumpage realizations (including hardwood) decreased 4% to $23.07 per ton versus $24.03 per ton in the prior year period. Non-timber sales of $9.1 million decreased 3% versus the prior year period, as lower pipeline easement revenues were partially offset by growth in our land-based solutions business. Operating income of $23.0 million increased $0.8 million versus the prior year period due to favorable costs ($1.7 million) and higher volumes ($1.5 million), partially offset by lower net stumpage realizations ($1.9 million) and lower non-timber income ($0.5 million).
First quarter Adjusted EBITDA4of $44.8 million was 5%, or $2.0 million, above the prior year period.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Pacific Northwest Timber
First quarter sales of $25.2 million decreased $9.2 million, or 27%, versus the prior year period. Harvest volumes decreased 17% to 317,000 tons versus 384,000 tons in the prior year period, primarily due to the Large Disposition we completed in Oregon in late 2023. Average delivered prices for domestic sawtimber decreased 9% to $84.31 per ton versus $93.12 per ton in the prior year period due to a combination of weaker demand from domestic lumber mills, reduced export market tension, and an unfavorable species mix, as a lower proportion of Douglas-Fir sawtimber was harvested in the current year period. Average delivered pulpwood prices decreased 39% to $29.31 per ton versus $48.23 per ton in the prior year period, as supply constraints and strong end-market demand significantly benefited the prior year period. An operating loss of $4.4 million versus an operating loss of $3.5 million in the prior year period was driven by lower net stumpage realizations ($0.4 million), higher depletion expense ($0.3 million), and lower volumes ($0.2 million).
First quarter Adjusted EBITDA4 of $4.7 million was 34%, or $2.4 million, below the prior year period.
New Zealand Timber
First quarter sales of $45.7 million increased $1.6 million, or 4%, versus the prior year period. Sales volumes of 480,000 tons were relatively flat versus the prior year period. Average delivered prices for export sawtimber decreased 4% to $108.72 per ton versus $112.97 per ton in the prior year period, driven by weaker construction demand in China. Average delivered prices for domestic sawtimber declined 5% to $68.13 per ton versus $71.58 per ton in the prior year period. The decrease in domestic sawtimber prices was primarily driven by weaker domestic demand and decreased competition from export markets, coupled with the decline in the NZ$/US$ exchange rate (US$0.62 per NZ$1.00 versus US$0.63 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 3% versus the prior year period. First quarter non-timber / carbon credit sales totaled $3.5 million versus $0.3 million in the prior year period. Operating income of $7.4 million increased $8.1 million versus the prior year period due to favorable foreign exchange impacts ($3.4 million), higher carbon credit income ($3.3 million), the prior year write-off of timber basis due to a tropical cyclone casualty event ($2.3 million), lower costs ($0.5 million), and lower depletion rates ($0.3 million), partially offset by lower net stumpage realizations ($1.7 million).
First quarter Adjusted EBITDA4 of $11.4 million was 88%, or $5.4 million, above the prior year period.
Real Estate
First quarter sales of $15.6 million decreased $0.7 million versus the prior year period, while operating loss of $0.1 million decreased $1.0 million versus the prior year period. Sales and operating income decreased versus the prior year period due to fewer acres sold (1,933 acres sold versus 2,087 acres sold in the prior year period) and lower weighted-average prices ($5,774 per acre versus $6,200 per acre in the prior year period), partially offset by favorable deferred revenue adjustments.
Improved Development sales of $1.8 million consisted of two transactions in the Heartwood development project south of Savannah, Georgia, including a 3.1-acre multi-tenant retail parcel for $1.0 million ($321,000 per acre) and 18 finished residential lots for $0.8 million (a base price before true-up of $46,000 per lot or $284,000 per acre). This compares to Improved Development sales of $4.8 million in the prior year period.
Rural sales of $8.7 million consisted of 1,498 acres at an average price of $5,828 per acre. This compares to prior year period sales of $6.5 million, which consisted of 1,531 acres at an average price of $4,245 per acre.
Timberland & Non-Strategic sales of $0.6 million consisted of a 430-acre transaction for $1,421 per acre. This compares to prior year period sales of $1.6 million, which consisted of a 528-acre transaction for $3,100 per acre.
First quarter Adjusted EBITDA4 of $4.6 million decreased $2.0 million versus the prior year period.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Trading
First quarter sales of $11.8 million decreased $0.8 million versus the prior year period, primarily due to lower prices. Sales volumes of 105,000 tons remained flat versus the prior year period. The Trading segment generated breakeven results versus operating income of $0.3 million in the prior year period.
Other Items
First quarter corporate and other operating expenses of $9.8 million increased $1.2 million versus the prior year period, primarily due to higher compensation and benefits expenses and professional services fees. Compensation and benefits expenses were elevated versus the prior year quarter primarily due to the acceleration of equity compensation expense for retirement-eligible employees.
First quarter interest expense of $9.7 million decreased $2.0 million versus the prior year period, primarily due to lower average outstanding debt.
First quarter net income tax benefit of $0.8 million versus income tax expense of $1.1 million in the prior year period was primarily due to a $1.2 million tax benefit associated with the pension termination and settlement.
Update on Initiatives to Enhance Shareholder Value
We are continuing to make progress toward our $1 billion disposition target, and we are actively evaluating several large-scale transactions. Specifically, we are currently marketing approximately 115,000 acres in Washington state, and we have further identified approximately 100,000 acres in the U.S. South that may be suitable for disposition. In addition, we are evaluating strategic alternatives for our New Zealand joint venture interest and have engaged a financial advisor to assist us with this process. We expect to provide additional information as it becomes available.
Outlook
“Following first quarter results that were largely in line with our expectations, we believe we are on track to achieve our prior full-year Adjusted EBITDA guidance,” added McHugh. “As indicated at the beginning of the year, our full-year 2024 financial guidance excludes the potential impact of any additional asset sales as part of the $1 billion disposition target that we announced in November 2023.”
“In our Southern Timber segment, we are on track to achieve our full-year volume guidance but anticipate lower quarterly harvest volumes for the remainder of the year. We expect that pine stumpage realizations will decrease modestly over the remainder of the year due to a less favorable geographic mix and a relatively higher proportion of thinning volume. Further, we continue to expect higher non-timber income for full-year 2024 relative to full-year 2023 driven by growth in our land-based solutions business.”
“In our Pacific Northwest Timber segment, we remain on track to achieve our full-year volume guidance as we expect harvest volumes to increase during the second half of the year. We believe that market conditions have generally stabilized, and we expect that end-market demand will improve modestly over the course of the year. We further expect weighted-average delivered log prices will increase modestly into the second half of the year as mill inventories continue to normalize.”
“In our New Zealand Timber segment, we are on track to achieve our full-year volume guidance as we anticipate higher quarterly harvest volumes for the remainder of the year. We expect weighted-average log prices to decline modestly in the near term before rebounding in the second half of the year due to lower expected log supply into China. Following the recent pull back in carbon credit pricing, we now anticipate the full-year contribution from carbon credit sales to be comparable with the prior year.”
“In our Real Estate segment, we remain encouraged by the strong interest in our development projects and rural properties. Overall, there continues to be healthy demand for HBU properties and timberland assets despite the higher interest rate environment. Consistent with our prior guidance, we expect a significant uptick in transaction volume and operating results in the second quarter.”
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Conference Call
A conference call and live audio webcast will be held on Thursday, May 2, 2024 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Saturday, June 1, 2024, by dialing 800-813-5525 (domestic) or 203-369-3346 (international), passcode: 4071.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Net cost (recovery) on legal settlements" reflects the net loss (gain) from litigation regarding insurance claims.
2"Pension settlement charge, net of tax" reflects the net loss recognized in connection with the termination and settlement of the Company’s defined benefit plan.
3"Pro forma net income adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
4"Pro forma net income," “Pro forma revenues (sales),” "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
5"Timber write-offs resulting from casualty events" includes the write-off of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of March 31, 2024, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.85 million acres), U.S. Pacific Northwest (418,000 acres) and New Zealand (422,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and geopolitical tensions, including the war in Ukraine and escalating tensions between China and Taiwan as well as in the Middle East; business disruptions arising from public health crises and outbreaks of communicable diseases; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions and/or to complete dispositions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2024 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
SALES	$168.1	$467.4	$179.1
Costs and Expenses
Cost of sales	(133.2)	(299.4)	(149.2)
Selling and general expenses	(19.0)	(20.1)	(16.8)
Other operating income (expense), net	0.3	(2.7)	(2.5)
OPERATING INCOME	16.2	145.2	10.6
Interest expense, net	(9.7)	(11.6)	(11.7)
Interest and other miscellaneous (expense) income, net	(5.0)	(1.0)	9.6
INCOME BEFORE INCOME TAXES	1.5	132.6	8.5
Income tax benefit (expense)	0.8	(3.4)	(1.1)
NET INCOME	2.3	129.2	7.4
Less: Net income attributable to noncontrolling interests in the operating partnership	—	(2.1)	(0.2)
Less: Net (income) loss attributable to noncontrolling interests in consolidated affiliates	(0.9)	(0.2)	1.1
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$1.4	$126.9	$8.3
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.01	$0.86	$0.06
Diluted earnings per share attributable to Rayonier Inc.	$0.01	$0.85	$0.06

Pro forma net income per share (a)	$0.05	$0.17	$0.01

Weighted Average Common Shares used for determining
Basic EPS	148,567,375	148,296,110	147,377,448
Diluted EPS (b)	151,376,049	151,173,460	151,079,129

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of March 31, 2024, there were 148,649,321 common shares and 2,093,522 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2024 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$159.9	$207.7
Assets held for sale	10.0	9.9
Other current assets	110.0	99.3
Timber and timberlands, net of depletion and amortization	2,959.1	3,004.3
Higher and better use timberlands and real estate development investments	106.4	105.6
Property, plant and equipment	46.1	46.1
Less - accumulated depreciation	(19.6)	(19.1)
Net property, plant and equipment	26.5	27.0
Restricted cash	0.7	0.7
Right-of-use assets	90.3	95.5
Other assets	106.9	97.6
	$3,569.8	$3,647.6
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Other current liabilities	113.8	140.3
Long-term debt	1,362.0	1,365.8
Long-term lease liability	82.9	87.7
Other non-current liabilities	95.9	94.5
Noncontrolling interests in the operating partnership	69.6	81.7
Total Rayonier Inc. shareholders’ equity	1,831.2	1,860.5
Noncontrolling interests in consolidated affiliates	14.4	17.1
Total shareholders’ equity	1,845.6	1,877.6
	$3,569.8	$3,647.6

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
March 31, 2024 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2024	148,299,117	$1,497.7	$338.2	$24.6	$17.1	$1,877.6
Net income	—	—	1.4	—	0.9	2.3
Dividends ($0.285 per share)	—	—	(42.8)	—	—	(42.8)
Issuance of shares under incentive stock plans	752	—	—	—	—	—
Stock-based compensation	—	3.2	—	—	—	3.2
Adjustment of noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Other (a)	349,452	11.4	—	(2.2)	(3.6)	5.6
Balance, March 31, 2024	148,649,321	$1,512.3	$296.5	$22.4	$14.4	$1,845.6

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2023	147,282,631	$1,463.0	$366.6	$35.8	$15.3	$1,880.7
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	400	—	—	—	—	—
Net income (loss)	—	—	8.5	—	(1.1)	7.4
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.2)	—	—	(0.2)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	1,564	—	—	—	—	—
Stock-based compensation	—	2.5	—	—	—	2.5
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.4)	—	—	(2.4)
Other (a)	728,384	23.8	—	(14.8)	—	9.0
Balance, March 31, 2023	148,012,979	$1,489.3	$330.3	$21.0	$14.2	$1,854.8

(a)    Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, pension and post-retirement benefit plans, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive loss to noncontrolling interests in the operating partnership. The three months ended March 31, 2024 and March 31, 2023 also includes the redemption of 350,376 and 729,551 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2024 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2024	2023
Cash provided by operating activities:
Net income	$2.3	$7.4
Depreciation, depletion and amortization	37.1	37.6
Non-cash cost of land and improved development	3.0	4.2
Timber write-offs resulting from casualty events	—	2.3
Stock-based incentive compensation expense	3.2	2.5
Deferred income taxes	(1.0)	(1.2)
Other items to reconcile net income to cash provided by operating activities	7.5	0.7
Changes in working capital and other assets and liabilities	0.2	10.5
	52.3	64.0
Cash used for investing activities:
Capital expenditures	(18.9)	(18.7)
Real estate development investments	(5.5)	(7.8)
Purchase of timberlands	—	(8.7)
Other	0.4	3.0
	(24.0)	(32.2)
Cash used for financing activities:
Dividends paid (a)	(72.3)	(42.1)
Distributions to noncontrolling interests in the operating partnership (b)	(1.1)	(0.9)
Distributions to noncontrolling interests in consolidated affiliates	(1.7)	—
Other	—	(0.1)
	(75.1)	(43.1)
Effect of exchange rate changes on cash and restricted cash	(1.0)	(0.4)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(47.8)	(11.7)
Balance, beginning of year	208.4	115.4
Balance, end of period	$160.6	$103.7
(a)The three months ended March 31, 2024 includes an additional cash dividend of $0.20 per common share, totaling $29.8 million. The additional dividend was paid on January 12, 2024, to shareholders of record on December 29, 2023.
(b)The three months ended March 31, 2024 includes an additional cash distribution of $0.20 per operating partnership unit, totaling $0.5 million. The additional distribution was paid on January 12, 2024, to holders of record on December 29, 2023.
D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2024 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Sales
Southern Timber	$70.0	$60.0	$71.8
Pacific Northwest Timber	25.2	28.1	34.4
New Zealand Timber	45.7	60.0	44.1
Real Estate	15.6	310.5	16.3
Trading	11.8	8.9	12.6
Intersegment Eliminations	(0.1)	(0.1)	(0.1)
Sales	$168.1	$467.4	$179.1

Pro forma sales (a)
Southern Timber	$70.0	$60.0	$71.8
Pacific Northwest Timber	25.2	28.1	34.4
New Zealand Timber	45.7	60.0	44.1
Real Estate	15.6	68.3	16.3
Trading	11.8	8.9	12.6
Intersegment Eliminations	(0.1)	(0.1)	(0.1)
Pro forma sales	$168.1	$225.2	$179.1

Operating income (loss)
Southern Timber	$23.0	$13.7	$22.2
Pacific Northwest Timber	(4.4)	(2.5)	(3.5)
New Zealand Timber	7.4	6.8	(0.7)
Real Estate	(0.1)	137.9	0.9
Trading	—	0.1	0.3
Corporate and Other	(9.8)	(10.8)	(8.6)
Operating income	$16.2	$145.2	$10.6

Pro forma operating income (loss) (a)
Southern Timber	$23.0	$13.7	$22.2
Pacific Northwest Timber	(4.4)	(2.5)	(3.5)
New Zealand Timber	7.4	6.8	1.6
Real Estate	(0.1)	32.8	0.9
Trading	—	0.1	0.3
Corporate and Other	(9.8)	(10.8)	(8.6)
Pro forma operating income	$16.2	$40.1	$12.9

Adjusted EBITDA (a)
Southern Timber	$44.8	$32.0	$42.8
Pacific Northwest Timber	4.7	6.2	7.1
New Zealand Timber	11.4	12.1	6.1
Real Estate	4.6	53.5	6.6
Trading	—	0.1	0.3
Corporate and Other	(9.3)	(10.3)	(8.2)
Adjusted EBITDA	$56.2	$93.7	$54.7
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2024 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2024	2023
Cash Provided by Operating Activities	$52.3	$64.0
Working capital and other balance sheet changes	2.1	(5.8)
Net cost (recovery) on legal settlements (a)	1.3	(9.1)
Capital expenditures (b)	(18.9)	(18.7)
Cash Available for Distribution (c)	$36.8	$30.4

Net Income	$2.3	$7.4
Interest, net and miscellaneous income	7.7	11.2
Income tax (benefit) expense (d)	(0.8)	1.1
Depreciation, depletion and amortization	37.1	37.6
Non-cash cost of land and improved development	3.0	4.2
Non-operating expense (income) (e)	7.0	(9.1)
Timber write-offs resulting from casualty events (f)	—	2.3
Adjusted EBITDA (g)	$56.2	$54.7
Cash interest received (paid), net (h)	1.3	(3.4)
Cash taxes paid	(1.8)	(2.2)
Capital expenditures (b)	(18.9)	(18.7)
Cash Available for Distribution (c)	$36.8	$30.4

Cash Available for Distribution (c)	$36.8	$30.4
Real estate development investments	(5.5)	(7.8)
Cash Available for Distribution after real estate development investments	$31.3	$22.7

PRO FORMA SALES (i):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Intersegment Eliminations	Total
March 31, 2024
Sales	$70.0	$25.2	$45.7	$15.6	$11.8	($0.1)	$168.1
Pro forma sales	$70.0	$25.2	$45.7	$15.6	$11.8	($0.1)	$168.1

December 31, 2023
Sales	$60.0	$28.1	$60.0	$310.5	$8.9	($0.1)	$467.4
Large Dispositions (j)	—	—	—	(242.2)	—	—	(242.2)
Pro forma sales	$60.0	$28.1	$60.0	$68.3	$8.9	($0.1)	$225.2

March 31, 2023
Sales	$71.8	$34.4	$44.1	$16.3	$12.6	($0.1)	$179.1
Pro forma sales	$71.8	$34.4	$44.1	$16.3	$12.6	($0.1)	$179.1

F

PRO FORMA NET INCOME (k):
	Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$1.4	$0.01	$126.9	$0.85	$8.3	$0.06
Large Dispositions (j)	—	—	(105.1)	(0.70)	—	—
Net cost (recovery) on legal settlements (a)	1.3	0.01	(0.2)	—	(9.1)	(0.06)
Pension settlement charges, net of tax (l)	4.5	0.03	2.0	0.01	—	—
Timber write-offs resulting from casualty events (f)	—	—	—	—	2.3	0.02
Pro forma net income adjustments attributable to noncontrolling interests (m)	(0.1)	—	1.7	—	(0.4)	(0.01)
Pro Forma Net Income	$7.0	$0.05	$25.4	$0.17	$1.1	$0.01

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (n) (g):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
March 31, 2024
Operating income (loss)	$23.0	($4.4)	$7.4	($0.1)	—	($9.8)	$16.2
Depreciation, depletion and amortization	21.8	9.1	4.0	1.7	—	0.4	37.1
Non-cash cost of land and improved development	—	—	—	3.0	—	—	3.0
Adjusted EBITDA	$44.8	$4.7	$11.4	$4.6	—	($9.3)	$56.2

December 31, 2023
Operating income (loss)	$13.7	($2.5)	$6.8	$137.9	$0.1	($10.8)	$145.2
Large Dispositions (j)	—	—	—	(105.1)	—	—	(105.1)
Pro forma operating income (loss)	$13.7	($2.5)	$6.8	$32.8	$0.1	($10.8)	$40.1
Depreciation, depletion and amortization	18.3	8.7	5.3	11.1	—	0.5	44.0
Non-cash cost of land and improved development	—	—	—	9.6	—	—	9.6
Adjusted EBITDA	$32.0	$6.2	$12.1	$53.5	$0.1	($10.3)	$93.7

March 31, 2023
Operating income (loss)	$22.2	($3.5)	($0.7)	$0.9	$0.3	($8.6)	$10.6
Timber write-offs resulting from casualty events (f)	—	—	2.3	—	—	—	2.3
Pro forma operating income (loss)	$22.2	($3.5)	$1.6	$0.9	$0.3	($8.6)	$12.9
Depreciation, depletion and amortization	20.6	10.6	4.5	1.5	—	0.4	37.6
Non-cash cost of land and improved development	—	—	—	4.2	—	—	4.2
Adjusted EBITDA	$42.8	$7.1	$6.1	$6.6	$0.3	($8.2)	$54.7

(a)“Net cost (recovery) on legal settlements” reflects the net loss (gain) from litigation regarding insurance claims.
(b)“Capital expenditures” exclude timberland acquisitions of $8.7 million during the three months ended March 31, 2023.
(c)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)The three months ended March 31, 2024 includes a $1.2 million income tax benefit related to the pension settlement.
(e)The three months ended March 31, 2024 includes $5.7 million of pension settlement charges and $1.3 million of net costs associated with legal settlements. The three months ended March 31, 2023 includes $9.1 million of net recoveries associated with legal settlements.
(f)“Timber write-offs resulting from casualty events” includes the write-off of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(g)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating (income) expense, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
F

(h)“Cash interest received (paid), net” is presented net of patronage refunds received of $8.1 million and $6.1 million during the three months ended March 31, 2024 and March 31, 2023, respectively. In addition, cash interest received (paid), net is presented net of cash interest received of $2.1 million and $0.4 million during the three months ended March 31, 2024 and March 31, 2023, respectively.
(i)“Pro forma revenue (sales)” is defined as revenue (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(j)“Large Dispositions” are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value.
(k)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net costs (recoveries) associated with legal settlements, timber write-offs resulting from casualty events, pension settlement charges and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(l)“Pension settlement charges, net of tax" reflects the net loss recognized in connection with the termination and settlement of the Company’s defined benefit plan.
(m)“Pro forma net income adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(n)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
F